SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                               December 6, 2006
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:     (201) 748-6000
                                                        ------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications  pursuant to Rule 425 under the Securities Act(17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange  Act(17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act(17 CFR 240.13e-4(c))


                  This is the first page of a 11-page document.

ITEM 9:        REGULATION FD DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On September 6, 2006, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the second quarter and first six months of fiscal year 2007. A copy of the Company's press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.    Description

99.1 Press release dated December 6, 2006 titled "John Wiley and Sons, Inc., Reports Revenues and Earnings Growth for the Second Quarter" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens
Executive Vice President,
Chief Financial & Operations Officer
(201) 748-6534

        John Wiley & Sons, Inc. Reports 8% Second Quarter Revenue Growth

Hoboken, N.J. December 6, 2006. John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that second quarter revenue of $285 million increased 8% from $263 million in the previous year's second quarter, or 7% excluding favorable foreign exchange. Adjusted earnings per diluted share was $0.44 for the second quarter, excluding an income tax benefit of $4 million, or $0.07 per diluted share. Operating income for the second quarter was $42 million compared to $43 million in the prior year period. Results for the quarter include incremental stock option expense due to the adoption of SFAS 123R of $3 million, or $0.03 per diluted share. On a basis comparable to prior year, adjusted earnings per diluted share increased 7%. Second quarter expenses and earnings were also adversely affected by the timing of a relocation incentive from the State of New Jersey of approximately $3 million, or $0.03 per diluted share, which has been delayed to the third quarter of this fiscal year.

For the first half of fiscal year 2007, Wiley's revenue advanced 10% to $548 million, or 9% excluding favorable foreign exchange. Adjusted earnings per diluted share for the six-month period was $0.82, excluding the income tax benefit. Operating income was $77 million compared to $76 million in the prior year period. Results were adversely affected by incremental stock option expense due to the adoption of SFAS 123R of $5 million, or $0.06 per diluted share. On a basis comparable to prior year, adjusted earnings per diluted share increased 13%. Operating income for the six-month period was also adversely affected by the aforementioned relocation incentive.

"Wiley had a solid second quarter as reflected in top-line growth of 8%, with Professional/Trade and STM leading the way," said William J. Pesce, President and Chief Executive Officer. "On a comparable basis, excluding the effect of SFAS 123R and the income tax benefit, EPS growth was consistent with revenue for the quarter and six months."

He continued, "Wiley's acquisition of Blackwell Publishing (Holdings) Ltd., which we announced on November 17, will enable us to build on our solid foundation. The combination of Blackwell and Wiley, two of the world's most respected global publishers, is a rare opportunity with highly favorable, long-term strategic implications. Together, we will deliver even greater value than we could as separate entities to all stakeholders - our customers, authors, society partners and shareholders."

The acquisition purchase price of (pound)572 million will be financed with a combination of debt and cash. Wiley has received irrevocable commitments from all of the principal shareholders who serve on the Board of Directors of Blackwell Publishing to sell their shares to Wiley. The closing of the transaction is anticipated early in 2007.

Segment Highlights
As previously reported, during the first quarter of fiscal year 2007, the Company finalized a review of certain product prices used to settle inter-segment sales. While the modification has no effect on consolidated financial results, it does impact individual segment operating results. The impact of the change, where significant to segment results, is described below.

Professional/Trade (P/T)
------------------------
Wiley's U.S. P/T revenue for the second quarter advanced 10% over the prior year to $104 million. For the six-month period, revenue was up 9%, to $190 million. Direct contribution to profit increased by 14% to $29 million for the quarter and 9% to $48 million for the six-month period. Adjusting for the effect of the change in inter-segment product prices, revenue for the quarter and six-month period increased 12%.

Building on the first quarter's momentum, P/T delivered solid second quarter results driven by frontlist and backlist books in business, consumer and architecture/culinary, as well as online advertising. Second quarter highlights include the publication of The Little Book of Value Investing by Christopher Browne, a Managing Director of Tweedy, Browne Company LLC, a follow-up to Joel Greenblatt's hugely successful The Little Book that Beats the Market; Seven Years to Seven Figures by Michael Masterson; Maui Millionaires by David Finkel and Diane Kennedy; and A Leader's Legacy by James Kouzes and Barry Posner, authors of The Leadership Challenge.

The August release of Barbara Fairchild's The Bon Appetit Cookbook launched an unprecedented fall cookbook line-up that included the 8th edition of The Culinary Institute of America's Professional Chef; the Betty Crocker Cookbook Bonus Edition and Christmas Cookbook; Pillsbury Baking; and Marcus Samuelson's Soul of a New Cuisine. During the quarter, the first two titles (Italy and Ireland) of the MTV-branded series of travel guides published.

P/T's online business had an active quarter with the launch of new products, such as Schein/Career Anchors, an online self-assessment product; two new modules of Therascribe, the Child 4E Treatment Planner and the Child 2E 2006 Treatment Planner; and the Certified Internal Auditor Examination Test Prep 1.0. Wiley's branded web sites - CliffsNotes.com, For Dummies.com and Frommers.com - generated new advertising and licensing revenue through co-promotions with major corporations and the launch of Podcasts to promote books.

Several P/T books received considerable media and customer attention during the quarter. The Wall Street Journal included a major feature on Patrick Lencioni and his Wiley books. The Five Dysfunctions of a Team continues to enjoy bestseller status on the BusinessWeek, The Wall Street Journal and The New York Times lists. Five other Wiley titles made major bestseller lists during the quarter, including The Little Book That Beats the Market, The Little Book of Value Investing, Investing For Dummies, Hotel California and The Leadership Challenge.

In September, Gavriel Salvendy, author of The Handbook of Human Factors, dean of the Industrial Engineering Department at Tsinghua University and professor at Purdue University, was awarded the Friendship Award by Chinese Premier Wen
Jiabao in the Great Hall of the People in Beijing, China. This award is the highest honor that the Chinese government confers on foreigners.

During the quarter, Wiley acquired Whatsonwhen Ltd., a U.K.-based provider of travel-related online content, technology and related services. The acquisition will enhance Wiley's extensive travel-related content business, which includes the integrated online and print Frommer's, For Dummies and Unofficial Guides brands.

The Company announced a multi-year publishing agreement with the Lincoln Center for the Performing Arts, Inc. for a minimum of 15 books that will draw on Lincoln Center's community of artists, extensive archives and educational expertise. The first title, Lincoln Center: A Promise Realized, 1979-2006 by Stephen Stamas and Sharon Zane, published in October. Another alliance was formed with Essential Learning Partnership, a provider of web-based continuing education for clinical professionals in psychology, counseling and social work. As a result of this agreement, clinicians will be able to purchase training courses using Wiley titles to meet license requirements.

Scientific, Technical, and Medical (STM)
----------------------------------------
U.S. STM revenue increased 7% over the previous year's second quarter to $53 million and 9% to $106 million for the first half of the fiscal year. The improvement was driven by increased revenue from journals, books and controlled-circulation advertising. New businesses and publications acquired during the past year, such as InfoPOEMs, Dialysis & Transplantation, The Hospitalist and the Journal of Orthopaedic Research, contributed $2 million to year-to-date revenue growth.

Direct contribution to profit for the second quarter of fiscal years 2007 and 2006 was $23 million. Direct contribution to profit for the six-month period of fiscal year 2007 was $48 million, which was flat with prior year. Revenue improvement was offset by additional costs associated with new business growth, gross margins on imported books, royalty costs on society-owned journals and stock option costs associated with the adoption of SFAS 123R.

Customers continue to take advantage of Wiley InterScience's content. The number of visits through the first six months of this fiscal year increased by approximately 32% over the first half of last year.

Early in the quarter, Wiley and the International Society for Stem Cell Research (ISSCR) signed a multi-year agreement to jointly develop and publish Current Protocols in Stem Cell Biology, the first comprehensive source of high-quality methods for isolating, maintaining and differentiating embryonic and adult stem cells for both novice researchers and experienced investigators.

In addition, the Company announced the launch of Statistical Analysis and Data Mining, a new international journal providing an interdisciplinary focus on data analysis. The journal will publish six times per year beginning in calendar year 2007. Designed to encourage collaboration across the diverse disciplines of computer science, engineering and statistics, Statistical Analysis and Data Mining will communicate novel data mining and statistical techniques to both novices and experts involved in the analysis of data.

Two of the 2003 recipients of the Wiley Prize in Biomedical Sciences, Dr. Andrew
Z. Fire and Dr. Craig C. Mello, were awarded the 2006 Nobel Prize in Physiology or Medicine for their discovery of RNA interference. Elizabeth H. Blackburn, PhD and Carol W. Greider, co-recipients of the Wiley Prize in Biomedical Sciences earlier this year, received the 2006 Lasker Award for Basic Medical Research.

Higher Education
----------------
U.S. Higher Education revenue for the second quarter of fiscal year 2007 was $42 million, essentially the same as in the prior year. Year-to-date revenue increased 3% from prior year to $90 million. Adjusting for the effect of the change in inter-segment product prices, revenue grew 3% for the quarter and 5% for the first six months. Improvement in accounting and social sciences, licenses and reprint revenue was partially offset by lower sales in the sciences and mathematics.

Adjusting for the effect of the change in inter-segment product prices, direct contribution to profit for the quarter and six-month period improved 11% and 8%, respectively as a result of cost reduction initiatives in composition, paper purchasing and printing.

Year-to-date WileyPLUS sales were up 83%. Usage continued on an upward trend with more than a half million individual visits during the quarter. In
September, the Company published WileyPLUS For Dummies, employing the series' unique pedagogical style to serve as an instructor reference manual. WileyPLUS sales are deferred with the majority of the revenue recognized over the course of the second half of the fiscal year. As of October 31st, approximately $3 million of current WileyPLUS sales were deferred until the second half of this fiscal year. Excluding the impact of the deferral and after adjusting for the effect of inter-segment product prices, Higher Education revenue would have increased 6% for the six-month period.

The accounting and social sciences programs continued their strong results, particularly Kimmel/Financial Accounting 4e; Kieso/Intermediate Accounting 12e; deBlij/Regions 12e and Human Geography 8e; Huffman/Psychology 8e; Callister/Materials 7e; Incropera/Heat Transfer 6e; and Meriam/Statistics Dynamics 6e.

October was the first month in which Wiley distributed Microsoft Official Academic Curriculum (MOAC) textbooks and e-learning tools. The alliance with Microsoft was extended internationally during the quarter, and our global sales force is already launching it around the world. This important relationship enables Wiley to establish a significant global position in the technology certification market.

Europe
------
Wiley Europe's second quarter revenue of $81 million improved 5% over prior year. Revenue for the first six months of the year increased 9% to $153 million. Foreign exchange favorably affected revenue in the second quarter and six-month period by 3% and 2%, respectively over the prior year periods. Adjusting for the effect of the change in inter-segment product prices, as well as foreign exchange, Wiley Europe's revenue for second quarter and six-months of fiscal year 2007 improved 4% and 8%, respectively. Growth in journal revenue and P/T sales was partially offset by the anticipated reduction in Sudoku For Dummies sales and lower advertising revenue.

Direct contribution to profit for the second quarter and six-month period improved over prior year by 11% and 19% to $28 million and $52 million, respectively. Foreign exchange favorably affected the second quarter direct contribution to profit by approximately 2% over the prior year's second quarter. Foreign exchange had no impact on the six-month comparison. Adjusting for the effect of the change in inter-segment product prices, as well as foreign exchange, direct contribution to profit for the second quarter and six-month period improved over prior year by 3% and 11%, respectively. Higher journal revenue and inventory cost reduction initiatives contributed to the results.

STM journal subscriptions continued to improve in all disciplines, particularly Chemistry, which includes the Angewandte Chemie journals published on behalf of the German Chemical Society. For the second quarter and six-month period of fiscal year 2007, The Cochrane Library, an evidence-based medicine collection available through Wiley InterScience, increased 30% and 28%, respectively.

Wiley Europe forged a publishing agreement with the Royal Meteorological Society (RMetS), a leading professional and learned society, to publish all five of its journals. This agreement expands an existing relationship, establishing Wiley as the exclusive publisher of all the RMetS journals. Wiley and the RMetS have worked together since 1980, when they launched the International Journal of Climatology.

The three Sudoku For Dummies titles continue to sell, although not at the same pace as last year. Cedric Reid: CFO Insights published during the quarter with strong bulk sales. The publication of Davison/The Shopaholic's Guide to Buying Online received considerable promotion from a number of bookstore chains. The Company continues to take advantage of opportunities afforded by WileyPLUS, such as designing customized products to meet pharmaceutical companies' training needs.

Early in the quarter, Wiley Europe announced the formation of a multi-year publishing partnership with the Dana Centre, an extension of the Science Museum in London. Written by leading technology journalists and experts in the U.K., the books will examine technology-related news stories from around the world, explore their implications on everyday life and predictions for the future. The Dana Centre is well-known for its innovative and thought-provoking adults-only events and debates on contemporary science, technology and culture.

Asia, Australia, and Canada
---------------------------
Wiley's revenue in Asia, Australia and Canada advanced 7% to $32 million, or 5% excluding favorable foreign exchange. For the first half of fiscal year 2007, revenue advanced 11% to $60 million, or 8% excluding foreign exchange. Growth was driven by P/T in Asia and Canada and Higher Education and School sales in Australia. Lower STM reference book sales in Asia and sluggish Higher Education sales in Canada, partially offset the revenue improvements in other areas.

Excluding the effect of foreign exchange and the change in inter-segment product prices, direct contribution to profit decreased $1.8 million for the second quarter and $2.5 million for the six-months of fiscal year 2007, principally due to product mix and higher sales, marketing and composition costs associated with new business development. Foreign exchange favorably affected the second quarter and six-month direct contribution to profit by approximately $.5 million and $.7 million, respectively over the prior year periods.

Wiley Asia published several key P/T titles during the quarter including Iqbal and Mirakhor's An Introduction to Islamic Finance; The Rise of India: Its Transformation from Poverty to Prosperity by Niranjan Rajadhyaksha, the Deputy Editor of Business World, one of India's leading business magazines; and Equities by Mark Mobius, as part of his Master Class series. Strong retail performance in many Asian markets on such titles as China CEO: Voices of Experience from 20 International Leaders by Juan Antonio Fernandez boosted results. In addition, WileyPLUS continued to gain momentum, particularly in Malaysia where the government is funding new universities. MOAC titles are eliciting much interest, especially in India.

All of Wiley Australia's businesses showed strength during the quarter. The second half of the year, which is the peak selling season for the Higher Education and School businesses, began on a high note, with the rollout of more than 20 WileyPLUS related titles. A new website went live in August, offering more than 30,000 P/T titles with rich functionality. This enhanced web presence has already helped to attract a new partnership with the Association of Professional Engineers, Scientists and Managers. Cricket For Dummies was released concurrently with the Australia vs. England cricket competition.

Wiley Canada delivered mixed results for the second quarter, showing strength in its P/T business, but falling short in Higher Education. Wiley Canada's P/T growth was due to the continued demand for local real estate books and frontlist releases.

Tax Benefits
------------
In the second quarter of fiscal year 2007 the Company reported a tax benefit of $4.2 million, or $0.07 per diluted share, mainly due to the favorable resolution of certain tax matters.

As previously discussed in the Company's Annual Report filed on Form 10-K for fiscal year 2006, pursuant to guidance issued by the Internal Revenue Service in May 2005, the Company recorded a tax benefit of approximately $7.5 million, or $0.12 per diluted share, in the first quarter of fiscal year 2006 and reduced income taxes due on the fiscal year 2005 repatriation of earnings from its European subsidiaries. The tax benefit offsets a tax charge recorded in the fourth quarter of fiscal year 2005.

Neither of the tax adjustments had a cash impact to the Company. The Company has excluded these tax items for comparative purposes so as not to distort the underlying performance of the Company.

Conference Call
Wiley will hold a conference call today, Wednesday, December 6, 2006, at 10:30 a.m. (ET) to discuss its financial results for the second quarter of fiscal year 2007. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 967-7184 International callers may participate by dialing: (719) 457-2633

A replay of the call will be available from 1:30 p.m. (ET) on Wednesday, December 6 through midnight on Wednesday, December 13, by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 5384926.

A      live      audio       webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private
Securities Litigation Reform Act of 1995
-----------------------------------------
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide and (ix) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at www.wiley.com.


                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                            OCTOBER 31, 2006 AND 2005
                    (in thousands, except per share amounts)


                                                                   Second Quarter Ended                    Six Months Ended
Adjusted - For Tax Benefits                                             October 31,                           October 31,
---------------------------                                  ----------------------------------- -----------------------------------
                                                                 2006       2005       % Change      2006        2005     % Change
                                                             -----------  ---------- ----------- -----------  ----------- ----------
Revenue                                                       $ 284,502    262,683         8%       547,934     499,432        10%

Costs and Expenses
    Cost of Sales                                                93,296     86,589         8%       178,470     163,410         9%
    Operating and Administrative Expenses                       145,577    129,573        12%       285,290     254,279        12%
    Amortization of Intangibles                                   3,596      3,050        18%         7,179       6,116        17%
                                                             -----------  ----------             -----------  -----------
    Total Costs and Expenses                                    242,469    219,212        11%       470,939     423,805        11%
                                                             -----------  ----------             -----------  -----------

Operating Income                                                 42,033     43,471        -3%        76,995      75,627         2%
    Operating Margin                                              14.8%      16.5%                    14.1%       15.1%

Interest Expense and Other, Net                                   2,791      2,323                    4,703       3,831
                                                             -----------  ----------             -----------  -----------

Income Before Taxes                                              39,242     41,148        -5%        72,292      71,796         1%

Adjusted Provision for Income Taxes                              13,543     14,144                   24,648      24,411
                                                             -----------  ----------             -----------  -----------
Adjusted Net Income                                           $  25,699     27,004        -5%        47,644      47,385         1%
                                                             ===========  ==========             ===========  ===========

Adjusted Income Per Share- Diluted                            $    0.44       0.45        -2%          0.82        0.78         5%
                         - Basic                              $    0.45       0.46                     0.84        0.81


Average Shares - Diluted                                         57,971     60,497                   57,928      60,568
               - Basic                                           56,777     58,578                   56,763      58,746


Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
----------------------------------------------------------------------
Adjusted Net Income                                           $  25,699     27,004                   47,644      47,385
Tax Benefit (A)                                                   4,193       -                       4,193       7,476
                                                             -----------  ----------             -----------  -----------
    Net Income - GAAP                                         $  29,892     27,004        11%        51,837      54,861        -6%
                                                             ===========  ==========             ===========  ===========

Adjusted Income Per Share - Diluted                           $    0.44       0.45                     0.82        0.78
Tax Benefit (A)                                                    0.07        -                       0.07        0.12
    Income Per Diluted Share - GAAP                           $    0.52       0.45        16%          0.89        0.91        -2%
                                                             ===========  ==========             ===========  ===========


Reconciliation of Non-GAAP Adjusted Financial Disclosure (SFAS 123R and Tax Benefit)
------------------------------------------------------------------------------------
Operating Income - GAAP                                       $  42,033     43,471                   76,995      75,627
Incremental costs due to adoption of SFAS 123R (B)                2,965                               5,358
                                                             -----------  ----------             -----------  -----------
    Adjusted Operating Income                                 $  44,998     43,471         4%        82,353      75,627         9%
                                                             ===========  ==========             ===========  ===========

Net Income - GAAP                                             $  29,892     27,004                   51,837      54,861
Incremental Costs due to Adoption of SFAS 123R, Net of Tax(B)     1,850                               3,343
Tax Benefit (A)                                                  (4,193)                             (4,193)     (7,476)
                                                             -----------  ----------             -----------  -----------
    Adjusted Net Income                                       $  27,549     27,004         2%        50,987      47,385         8%
                                                             ===========  ==========             ===========  ===========

Income Per Diluted Share - GAAP                               $    0.52       0.45                   0.89       0.91
Incremental Costs due to Adoption of SFAS 123R, Net of Tax(B)      0.03                              0.06        -
Tax Benefit (A)                                                   (0.07)                            (0.07)     (0.12)
       Adjusted Income Per Diluted Share                      $    0.48       0.45         7%        0.88       0.78           13%

                                                             ===========  ==========            ===========   ===========

(A) The second quarter and six month periods ending October 31, 2006 excludes a $4.2 million tax benefit, $0.07 per diluted share, mainly due to the favorable resolution certain tax matters in the quarter.The six month period ending October 31, 2005 excludes a $7.5 million, or $0.12 per diluted share, tax benefit associated with the reversal of a tax accrual recorded on the repatriation of dividends from European subsidiaries in the fourth quarter of fiscal year 2005. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38. The notice provided for a tax benefit that fully offset the tax accrued by the Company on foreign divideds in the fourth quarter of fiscal year 2005. Neither tax benefits nor the corresponding tax accrual had a cash impact on the Company.

(B) In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that companies recognize share-based compensation to employees in the Statement of Income based on the fair value of the share-based awards. The Company adopted SFAS 123R in the first quarter of fiscal year 2007. The adjusted amounts above exclude the impact of expenses associated with the adoption of SFAS No. 123R.

Note: The Company's management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a more effective and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.


                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                            OCTOBER 31, 2006 AND 2005
                    (in thousands, except per share amounts)


                                                            Second Quarter Ended                     Six Months Ended
                                                                 October 31,                             October 31,
                                                   -----------------------------------------  --------------------------------------
                                                       2006         2005         % Change        2006          2005      % Change
                                                   -----------  ------------  --------------  -----------   ----------  ------------

Revenue
----------------------------------------
US Segment
     Professional/Trade                            $  104,281       94,943          10%         189,935       173,459        9%
     Scientific, Technical and Medical                 52,893       49,355           7%         106,460        98,108        9%
     Higher Education                                  41,977       41,800           0%          89,718        87,342        3%
                                                   -----------  ------------                  -----------  -----------
Total US                                              199,151      186,098           7%         386,113       358,909        8%
European Segment                                       80,836       76,782           5%         152,756       139,908        9%
                                                   -----------  ------------                  -----------  -----------
Asia, Australia & Canada Segment                       32,236       30,179           7%          60,302        54,335       11%
Intersegment Sales Eliminations                       (27,721)     (30,376)         -9%         (51,237)      (53,720)      -5%
                                                   -----------  ------------                  -----------  -----------
Total Revenue                                      $  284,502      262,683           8%         547,934       499,432       10%
                                                   ===========  ============                  ===========  ===========

Direct Contribution to Profit
----------------------------------------
US Segment
     Professional/Trade                            $   29,163       25,561          14%          48,323        44,403        9%
     Scientific, Technical and Medical                 23,114       23,472          -2%          48,048        48,017        0%
     Higher Education                                  11,969       11,701           2%          29,022        28,720        1%
                                                   -----------  ------------                  -----------  -----------
Total US                                               64,246       60,734           6%         125,393       121,140        4%
European Segment                                       28,160       25,265          11%          52,278        43,892       19%
Asia, Australia & Canada Segment                        5,930        6,464          -8%           9,456         9,921       -5%
                                                   -----------  ------------                  -----------  -----------
Total Direct Contribution to Profit                    98,336       92,463           6%         187,127       174,953        7%


Shared Services and Administrative Costs
----------------------------------------
     Distribution                                     (13,092)     (12,609)          4%         (25,479)      (24,457)       4%
     Information Technology & Development             (15,318)     (15,106)          1%         (30,501)      (30,130)       1%
     Finance                                           (9,299)      (8,284)         12%         (17,780)      (16,303)       9%
     Other Administration                             (18,594)     (12,993)         43%         (36,372)      (28,436)      28%
                                                   -----------  ------------                  -----------  -----------
Total Shared Services and Admin. Costs                (56,303)     (48,992)         15%        (110,132)      (99,326)      11%

Operating Income                                   $   42,033       43,471                       76,995        75,627
                                                   ===========  ============                  ===========  ===========



                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)


                                                                                        October 31,                     April 30,
                                                                             -------------------------------------------------------
                                                                                   2006               2005               2006
                                                                             ----------------  ------------------  -----------------
Current Assets
       Cash & cash equivalents                                          $          16,574             17,564             60,757
       Accounts receivable                                                        173,682            161,553            158,275
       Inventories                                                                 90,433             87,329             88,578
       Deferred income tax benefit                                                  7,508              5,921              5,536
       Other current assets                                                        10,904             11,360             13,162
                                                                             ----------------  ------------------  -----------------
       Total Current Assets                                                       299,101            283,727            326,308
Product Development Assets                                                         65,942             63,148             65,641
Property, Equipment and Technology                                                104,006            104,897            102,123
Intangible Assets                                                                 304,681            303,416            302,384
Goodwill                                                                          205,090            196,938            198,416
Deferred Income Tax Benefit                                                         8,961              4,359              3,809
Other Assets                                                                       29,289             27,231             27,328
                                                                             ----------------  ------------------  -----------------
       Total Assets                                                             1,017,070            983,716          1,026,009
                                                                             ================  ==================  =================
Current Liabilities
       Accounts and royalties payable                                              85,215             95,901             97,231
       Deferred revenue                                                            67,381             56,416            143,923
       Accrued income taxes                                                        20,762             31,334             24,226
       Other accrued liabilities                                                   68,320             70,369             96,729
                                                                             ----------------  ------------------  -----------------
       Total Current Liabilities                                                  241,678            254,020            362,109
Long-Term Debt                                                                    207,794            232,190            160,496
Accrued Pension Liability                                                          59,846             65,160             56,068
Other Long-Term Liabilities                                                        33,573             35,565             35,627
Deferred Income Taxes                                                              13,350              3,895              9,869
Shareholders' Equity                                                              460,829            392,886            401,840
       Total Liabilities & Shareholders' Equity                         $       1,017,070            983,716          1,026,009
                                                                            ================   ==================  =================



                             JOHN WILEY & SONS, INC.
                          STATEMENTS OF FREE CASH FLOW
                                 (in thousands)
                                                                                                Six Months Ended
                                                                                             October 31,
                                                                                       -----------------------------------
                                                                                            2006                 2005
                                                                                       -------------         -------------

Operating Activities:
         Net income                                                                   $     51,837               54,861
         Amortization of intangibles                                                         7,179                6,116
         Amortization of composition costs                                                  18,375               17,346
         Depreciation of property, equipment and technology                                 13,894               16,367
         Special non-cash tax benefit                                                       (4,193)              (7,476)
         Stock-based compensation (net of tax)                                               6,198                2,026
         Non-cash charges and other                                                         32,048               28,883
         Change in deferred revenue                                                        (77,945)             (86,973)
         Net change in operating assets and liabilities                                    (59,064)             (24,556)
                                                                                       -------------         -------------
                Cash Used for Operating Activities, excluding acquisitions                 (11,671)               6,594


Investments in organic growth:
         Additions to product development assets                                           (34,837)             (33,371)
         Additions to property, equipment and technology                                   (13,019)              (9,018)
                                                                                       -------------         -------------

                 Free Cash Flow                                                            (59,527)             (35,795)


Other Investing and Financing Activities:
         Acquisitions, net of cash                                                         (13,480)             (24,562)
         Sale of marketable securities                                                        -                  10,000
         Repayment of long-term debt                                                          -                 (50,000)
         Borrowings of long-term debt                                                       45,245               89,842
         Purchase of treasury shares                                                        (7,278)             (54,896)
         Cash dividends                                                                    (11,354)             (10,686)
         Proceeds from issuance of stock on option exercises and other                       1,954                4,595
                                                                                       -------------         -------------
                  Cash Provided by (Used for) in Investing and Financing Activities         15,087              (35,707)

                                                                                       -------------         -------------
Effects of Exchange Rate Changes on Cash                                                       257                 (335)
                                                                                       -------------         -------------

Decrease in Cash and Cash Equivalents for Period                                      $    (44,183)             (71,837)
                                                                                       =============         =============


                                                                          RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
         Additions to product development assets                                      $    (34,837)             (33,371)
         Additions to property, equipment and technology                                   (13,019)              (9,018)
         Acquisitions, net of cash                                                         (13,480)             (24,562)
         Sale (Purchase)  of marketable securities                                            -                  10,000
                                                                                       -------------          ------------
                  Cash Used for Investing Activities                                  $    (61,336)             (56,951)
                                                                                       =============          ============

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities                        $     15,087              (35,707)
Less:
         Acquisitions, net of cash                                                         (13,480)             (24,562)
         Sale (Purchase) of marketable securities                                             -                  10,000
                                                                                       -------------           -----------
                   Cash Provided by (Used for) Financing Activities                   $     28,567              (21,145)
                                                                                       =============           ===========


                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized


                                   JOHN WILEY & SONS, INC.
                                   Registrant



                                   By        /s/ William J. Pesce
                                            -----------------------
                                            William J. Pesce
                                            President and
                                            Chief Executive Officer



                                   By         /s/ Ellis E. Cousens
                                            -----------------------
                                            Ellis E. Cousens
                                            Executive Vice President and
                                            Chief Financial & Operations Officer






                                   Dated:   December 6, 2006